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                                                               Exhibit 10.(e)(e)


                       TERMINATION OF EMPLOYMENT AGREEMENT

      AGREEMENT, dated March 7, 1997, between BRUCE J. HABER (the "Executive") and HENRY SCHEIN, INC., a Delaware corporation ("HSI").

      The Executive is currently serving as the President and Chief Executive Officer of Micro Bio-Medics, Inc. ("MBM") pursuant to an employment agreement dated as of February 11, 1992, as amended (the "MBM Employment Agreement").

      Concurrently with the execution and delivery of this Agreement, HSI and MBM are entering into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which HSI Acquisition Corp., a wholly-owned subsidiary of HSI, will be merged with and into MBM (the "Merger").

      Concurrently with the execution and delivery of this Agreement and the Merger Agreement, the Executive and HSI are entering into an Employment Agreement, pursuant to which, at the Effective Time, as that term is defined in the Merger Agreement, the Executive shall commence employment with HSI as its Executive Vice President and as President of its medical products group (the "HSI Employment Agreement").

      To induce HSI to enter into the Merger Agreement and the HSI Employment Agreement and in consideration of the agreements of HSI hereinafter set forth, the Executive has agreed to terminate his MBM Employment Agreement on the terms provided herein.

      The parties agree as follows:

      1.    Termination of the MBM Employment Agreement

            Effective as of the Effective Time, the MBM Employment Agreement shall terminate and be of no further force or effect, and neither MBM, HSI nor any of their respective Subsidiaries will have any obligation towards the Executive under the MBM Employment Agreement except to pay to him any unpaid base salary through the date on which the Effective Time occurs. Without limiting the generality of the foregoing, the Executive shall not have any right to receive any bonus under the MBM Employment Agreement in respect of MBM's 1997 fiscal year or any portion of such fiscal year occurring prior to the Effective Time.

      2.    Payment

            (a) In consideration of the termination of the MBM Employment Agreement, and upon the effectiveness of the HSI Employment Agreement, HSI shall cause MBM to pay to the Executive the aggregate amount of Three Million Dollars ($3,000,000) (the "Contract
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Termination Obligation"), payable in five equal consecutive installments of Six
Hundred Thousand Dollars ($600,000) each. Subject to Section 2(b) hereof, the first such installment shall be paid on the date on which the Effective Time occurs, and the four remaining installments shall be paid on January 1 of each of the four succeeding calendar years commencing after the Effective Time. Interest shall accrue on the outstanding balance of the Contract Termination Obligation from the date on which the Effective Time occurs to the date paid at a rate per annum equal to the greater of (i) 6% or (ii) the prime rate of Chase Manhattan Bank, less 2.50%, which rate shall be adjusted, as necessary, when such prime rate changes; provided, however, that from and after the date the aggregate unpaid amount of the Contract Termination Obligation is payable pursuant to Section 2(c) such rate per annum shall be the lesser of the foregoing rate plus 8% or the maximum rate permitted under applicable law.

            (b) Notwithstanding anything in Section 2(a) to the contrary if, (i) the Executive dies or becomes disabled, (ii) the Executive's employment is terminated (1) by HSI without cause (as defined in the HSI Employment Agreement) or (2) by the Executive for good reason (as defined in the HSI Employment Agreement) or pursuant to Section 7(a)(i)(A) the HSI Employment Agreement, (iii) a Significant Date shall have occurred (as that term is defined in the form of agreement attached to Exhibit C to the HSI Employment Agreement), or (iv) HSI shall not deliver the letter of credit provided for in the following sentence under the circumstances set forth therein, then HSI shall cause MBM to pay to the Executive the aggregate unpaid amount of the Contract Termination Obligation, together with all accrued and unpaid interest thereon, in a lump sum within 30 days after the date of such termination. In the event Stanley Bergman shall cease to be the Chief Executive Officer of HSI, HSI shall cause to be delivered to the Executive an unconditional irrevocable bank standby letter of credit drawn on a member of the New York Clearinghouse Association in an amount equal to the then aggregate unpaid Contract Termination Obligation.

            (c) In the event that the Contract Termination Obligation becomes subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any similar tax that may hereafter be imposed under the Code, then HSI shall pay to the Executive the amount of the Excise Tax that the Executive is obligated to pay in respect of the Contract Termination Obligation plus an amount equal to the Executive's income tax incurred with respect to such amount of the Excise Tax, provided however that the maximum amount payable pursuant to this clause shall be an amount equal to 50% of such Excise Tax, and provided further that the Executive shall cooperate with HSI (at HSI's expense) in disputing the imposition of the Excise Tax. If HSI determines in good faith that there is a basis for disputing the amount of the Excise Tax imposed, HSI shall be entitled to direct any such dispute, but shall indemnify the Executive against any additional Excise Tax for which he may become liable as a result.


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      3.    Representations and Warranties.

            (a) HSI represents and warrants to the Executive that it has full corporate power to execute and deliver this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by HSI's Board of Directors and does not conflict with or result in a breach of any provision of
(i) the Certificate of Incorporation, as amended, or Bylaws of HSI, (ii) any material agreement, commitment or other instrument to which HSI is a party or by which it is bound or (iii) any order, judgment or decree of any court or arbitrator.

            (b) The Executive represents and warrants to HSI that the execution and delivery of this Agreement and the performance of his obligations pursuant hereto do not conflict with, or result in a breach of any provisions of, any (i) material agreement, commitment, or other instrument to which the Executive is a party or by which the Executive is bound or (ii) order, judgment or decree of any court or arbitrator.

      4. Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by the written agreement (referring specifically to this Agreement) of the parties. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation.

      5. Notice. All notices required to be given under the terms of this agreement shall be in writing and shall be deemed to have been duly given if delivered to the addressee in person or mailed by certified mail, return receipt requested, as follows:

      If to HSI, addressed to:

            Henry Schein, Inc.
            135 Duryea Road
            Melville, New York 11747
            Attention:  Mark E. Mlotek, Esq.

      With a copy to:

            Proskauer Rose Goetz & Mendelsohn LLP
            1585 Broadway
            New York, New York 10036
            Attention:  Robert A. Cantone, Esq.

      If to the Executive, addressed to:

            Bruce J. Haber
            989 Marcel Road
            Baldwin Harbor, NY  11510


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      With a copy to:

            Otterbourg, Steindler, Houston & Rosen P.C.
            230 Park Avenue
            New York, New York 10169
            Attention:  Donald N. Gellert, Esq.

or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph.

      6. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      7. Entire Agreement; Benefit. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof other than the HSI Employment Agreement. This Agreement shall inure to and shall be binding upon the parties hereto, the successors and assigns of HSI and the heirs and personal representatives of the Executive.

      8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law.

      9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

      10. Attorneys' Fees. If the Executive shall engage counsel to bring suit against HSI and/or MBM to enforce his rights hereunder, the Executive shall be entitled to be reimbursed by HSI for the reasonable fees and expenses of such counsel incurred in connection with such suit if the Executive is the prevailing party in such suit.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                                   /s/ Bruce J. Haber
                                                   ---------------------------
                                                   BRUCE J. HABER


                                                   HENRY SCHEIN, INC.


                                                   By: /s/  Mark Mlotek
                                                        ----------------------
                                                          Authorized Officer


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